EXHIBIT 99.1

NEWS RELEASE
COMPANY CONTACT	World Headquarters
Robert M. Mayer	1090 Enterprise Drive
CFO	Medina, OH 44256
(330) 723-5082	Phone (330) 723-5082
Fax (330) 723-0694
www.corrpro.com

FOR IMMEDIATE RELEASE

CORRPRO ANNOUNCES SLATE OF DIRECTORS FOR ANNUAL SHAREHOLDERS’ MEETING

     Medina, Ohio, July 29, 2004—Corrpro Companies, Inc. (AMEX:CO), today announced its slate of nominees to stand for election as directors at its annual shareholders’ meeting to be held August 26, 2004. Corrpro’s Board has nine directors, five of whom are elected solely by its preferred stockholders. The remaining directors are elected at the annual shareholders’ meeting by holders of both Corrpro’s common shares and preferred shares.

The individuals nominated for election by holders of both Corrpro’s common and preferred shares are Joseph P. Lahey, Jeffrey N. MacDowell, William R. Seelbach, and Stanford Springel. CorrPro Investments, LLC (“CPI”), the Company’s sole preferred stockholder, has informed Corrpro that it intends to re-elect Messrs. James A. Johnson, Jay I. Applebaum and Jason H. Reed. CPI also intends to elect Mr. Emil Peña to serve as a preferred stock director on the date of the annual meeting and intends to leave the one remaining preferred stock director seat vacant at this time.

Mr. Lahey is Corrpro’s President and Chief Executive Officer. Mr. MacDowell is a Principal of American Capital Strategies, Ltd, a publicly traded buyout and mezzanine fund with capital resources of more than $3 billion and which holds subordinated debt and warrants issued by Corrpro. Mr. Seelbach is President and Chief Executive Officer of the Ohio Aerospace Institute, a non-profit organization whose mission is to assist Ohio’s aerospace industry through collaborative research, education and training. Mr. Springel is a Managing Director at Alvarez & Marsal Holdings, LLC, a global professional services firm that specializes in leading companies through the turnaround and operating improvement process. Mr. Peña is President and Chief Executive Officer of both Illumina Energy Group LP, an energy services technology and power marketing company, and Emil T. Peña Interests, Inc., a government affairs company. Messrs. Johnson, Applebaum and Reed are affiliated with Wingate Partners III, L.P., a private investment firm which controls CPI.

“We are delighted to have attracted board candidates of this caliber,” commented James A. Johnson, Corrpro’s Chairman of the Board. “These candidates possess an impressive collection of credentials and qualities relevant to the development and growth of our business. In addition to their strategic perspectives, these accomplished professionals can provide valuable insight into the direction of our Company due to their extensive expertise and experience in operations, finance, service oriented businesses, and energy markets.

“We would like to thank C. Richard Lynham, Harry W. Millis, Neal R. Restivo, Joseph W. Rog and Warren F. Rogers, our current Board members whose service will end at the shareholders’ meeting,” continued Mr. Johnson. “We appreciate their dedicated years of service and contributions throughout the recapitalization and restructuring phase of the Company’s history.”

More detailed information, including further background on the director nominees, is contained in Corrpro’s definitive proxy statement as filed with the Securities and Exchange Commission on July 29, 2004. Corrpro’s proxy can be accessed at www.sec.gov.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by the forward-looking statements. Factors that may affect the Company’s business and performance are set forth in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.